COMMUNITY REUSE ORGANIZATION OF EAST TENNESSEE

                                    SUBLEASE

         THIS SUBLEASE, entered into this 25 day of March, 1999 between COMMUNITY REUSE ORGANIZATION OF EAST TENNESSEE, a Tennessee nonprofit corporation hereinafter referred to as "CROET," and THERAGENICS CORPORATION, a Delaware corporation, hereinafter referred to as the "Sublessee," provides for the use and development by the Sublessee of Government-owned real and personal property held by CROET pursuant to two Leases from the United States of America acting by and through the Department of Energy, hereinafter referred to as "DOE." The DOE-CROET leases are (1) a lease entered into January 16, 1996, as amended by Supplemental Agreement of Outgrant No. 1 effective April 28, 1998, and Supplemental Agreement of Outgrant No. 2 effective January 13, 1999, Supplemental Agreement of Outgrant No. 3 effective February 23, 1999, and Supplemental Agreement of Outgrant No. 4 effective February 25, 1999 for a DOE owned track of undeveloped land near DOE's East Tennessee Technology Park ("ETTP") to be developed by CROET through arrangements with commercial firms or public entities, said lease being hereinafter referred to as the "Land Lease" and, (2) Department of Energy Lease entered into March 22, 1999, for the lease of DOE owned equipment consisting of the Plasma Separation Process ("PSP") to be used for producing isotopes, said lease hereinafter referred to as the "Equipment Lease." The Land Lease and the Equipment Lease are collectively hereinafter referred to as "Leases." The parcel of land subleased to the Sublessee under this Sublease consists of approximately 21 acres, is identified as parcel HOC-001 on the drawing attached hereto as Appendix "A," and will be referred to throughout this Sublease as the "Premises." In the event Sublessee, at its expense, obtains a current survey of the Premises, a legal description of the Premises prepared from such survey may, by amendment executed by CROET and Sublessee, be incorporated herein.

         CROET does hereby sublease to Sublessee, and Sublessee does hereby sublease from CROET, the Premises and the PSP.

         This Sublease is granted subject to the following terms and conditions:

1. CROET AUTHORITY TO SUBLEASE. This Sublease is made by CROET pursuant to Condition No. 7 of the Land Lease and Condition No. 6 of the Equipment Lease. So long as Sublessee makes payments and performs and complies with the other covenants, terms, and conditions set forth herein to be performed or complied with by Sublessee, CROET does hereby covenant and agree that Sublessee may peacefully hold, enjoy and use the Premises and the PSP during the term hereof without any hindrance or interference.

2.       TERM.

         The term of this Sublease shall be May 1, 1999, and ending April 30, 2029; provided, however, that Sublessee acknowledges that the Leases and this Sublease are terminable by DOE under the provisions contained in Condition No. 4 of the Land Lease and Condition No. 3 of the Equipment Lease.

3.       TERMINATION BY DOE OR CROET.

         (a) The Sublessee acknowledges that DOE may terminate the Leases and this Sublease at any time as provided in Condition No. 4 of the Land Lease and Condition No. 3 of the Equipment Lease; provided however, in the event of such termination by DOE, the Sublessee shall be entitled to a refund of any rent paid under paragraph 4(a) below for any period after the date of termination. Additionally, in the event DOE terminates the Land Lease and this Sublease due to national emergency or in the interest of national defense, CROET acknowledges and agrees that Sublessee shall be entitled to the compensation set forth in Condition No. 41 of the Land Lease and CROET will assist Sublessee in obtaining such compensation; provided that this shall not be construed as imposing liability on CROET to pay such compensation if DOE does not do so.

         (b) CROET may terminate this Sublease at any time by giving ninety (90) days written notice by the authorized representative to the Sublessee under any of the following circumstances: If the Sublessee fails to substantially perform or comply with any of the terms and conditions of this Sublease and continues and persists therein for ten (10) days after notice thereof in writing by CROET; provided, however, if such default is not reasonably capable of cure within such ten (10) day period, CROET shall not be entitled to terminate this Sublease if Sublessee promptly undertakes to cure such default and diligently pursues such cure. In the event of such termination, CROET shall be entitled to recover from the Sublessee the costs incurred by CROET in performing any obligation on the part of the Sublessee to be performed under the terms of this Sublease for any period prior to the date of termination or for costs incurred by CROET as a result of matters arising after the date of termination but which resulted from Sublessee's actions prior to the date of termination.

         (c)      The Sublessee   agrees  to  engage  an   architectural   and
                  engineering firm to design the improvements Sublessee desires to construct on the Premises (the "Facility") within ninety
                  (90) days from the date of this Sublease. In the event Sublessee does not use reasonable efforts to complete the Facility on or before the later of (i) one (1) year after the date of this Sublease, or (ii) the date upon which the PSP and all necessary component parts (including any new parts that need to be ordered or fabricated) are ready to be installed in the Facility, CROET shall have the right to terminate the Sublease on not less than thirty (30) days written notice to Sublessee unless Sublessee promptly commences to attempt to develop the Premises on or before thirty (30) days after receipt of such notice of default.

         (d) CROET may terminate this Sublease in the event that Sublessee fails to obtain all the required governmental and regulatory authority, licenses, permits, approval and consents for the development, use and operation of the Facility, the PSP and any other equipment required for use in connection with Sublessee's business operations on the Premises, provided, that this shall not be construed as requiring the Sublessee to operate the PSP on the Premises or to engage in activity requiring any particular license.

         (e) The Sublessee shall also pay to CROET on demand any sum which CROET is obligated to pay to DOE by reason of expenditures after the expiration, revocation, or termination of this Sublease in restoring the Premises to the condition required by Condition No. 33 of the Land Lease and Condition No. 23 of the Equipment Lease; provided, however, this shall not in any manner relieve CROET or DOE from any of their respective liabilities, to the extent the cause of such restoration resulted, in whole or in part, from their acts or omissions.

In any of the above events, the provisions of Condition No. 33 of the Land Lease and Condition and 23 of the Equipment Lease shall apply to the Premises.

4.       RENT.

         (a) Land Rent. The Sublessee shall pay to CROET land rental for the premises according to the following terms:

                 (1) $ [Confidential Treatment Requested] per month until January 1, 2000.
                 (2) $ [Confidential Treatment Requested] per annum [Confidential Treatment Requested] after January 1, 2000, and every year thereafter, to be paid in equal monthly amounts on the first day of each calendar month; [Confidential Treatment Requested]. The land rental shall be adjusted as set forth in this paragraph 4(a). Such rent shall be prorated for any portion of the term which is not a full calendar month.

                  On January 1, 2005 and each fifth (5th) anniversary thereafter during the term of this Sublease, the land rental shall be increased by an amount equal to the product of: (i) the amount of land rental set forth in paragraph 4(a)(2) of this Sublease, multiplied by (ii) the fraction whose numerator is the Consumer Price Index (as hereinafter defined) for the calendar month just ended and whose denominator is the Consumer Price Index for the calendar month January, 2000. The term "Consumer Price Index" as used herein shall mean the
                  Consumer Price Index for All Urban Consumer (1982-84=100) specified for All Items, U.S. City Average and issued by the Bureau of Labor Statistics of the United States Department of Labor. In the event the Consumer Price Index shall hereafter be converted to a different standard reference base or otherwise revised, CROET shall designate a comparable procedure for adjustment of land rent.

         (b) Equipment Rent. The Sublessee shall pay to CROET equipment rental, for the PSP, according to the following terms:

                  (1) $ [Confidential Treatment Requested] per month until the equipment becomes operational.
                  (2) $ [Confidential Treatment Requested] per month after the equipment becomes operational, whether or not it continues in operation.

         (c) Utilities and Services. The Sublessee shall be responsible for paying the charges for utilities and services DOE may provide to the Premises under Condition No. 5(b) of the Land Lease, as such charges are determined and charged by DOE; provided, however, Sublessee shall only be required to pay for utilities and services actually being used or consumed by Sublessee. The method of payment to DOE shall be determined by CROET and the Sublessee. Sublessee shall be responsible for paying for all utilities and services actually being used or consumed by Sublessee which are provided by any entity other than DOE under terms and conditions to be arranged by Sublessee with that entity.

         (d) Additional Consideration. The Sublessee shall be responsible for the expense of maintenance, operations, alterations and repairs to the Premises for the entire term of the Sublease, and shall pay to the taxing authority any taxes levied as a result of this Sublease excluding any taxes levied on CROET because of its separate status as a corporation. CROET agrees to reasonably cooperate with Sublessee in seeking tax relief/abatement measures with applicable city and county governmental authorities with respect to the Premises, the PSP and the Sublease.

5.       IMPROVEMENTS  TO THE  PREMISES.
         ------------------------------
         Consistent with various requirements contained in the Land Lease, and accepted by the Sublessee under Condition No. 9 below, the Sublessee may, at its expense, make such improvements on the Premises, including erecting structures and making tie-ins to utilities, as are necessary to conduct Sublessee's business. Title to all such improvements shall be vested in the Sublessee until the Sublease is terminated or expires of its own terms, at which time the status of such improvements will be controlled by Condition No. 17 of the Land Lease. The foregoing shall not in any manner restrict or impair the right of Sublessee, if it elects, to remove its trade fixtures and personal property from the Premises at the end of the term of this Sublease, but Sublessee shall be responsible for any damage to the Premises caused by such removal.

6.       EMPLOYMENT.
         ----------

         Consistent with applicable laws, rules, regulations and ordinances, and the various requirements contained in the Land Lease, the Sublessee, in hiring workers for work on the Premises, shall give preference to workers formerly employed at DOE installations on the Oak Ridge reservation, all other things being equal among prospective employees. The Sublessee shall report to CROET in writing annually or upon demand by CROET the number of employees working on the premises and, to the extent the Sublessee has actual knowledge based on information furnished to it by CROET or through arrangements made by CROET, the number among them who are workers formerly employed at DOE installations on the Oak Ridge reservations. The Sublessee commits to use its best efforts to employ for work on the premises the following numbers of full-time employees ("FTEs"):

                           Year 1                 * FTEs
                           Year 2                 * FTEs
                           Year 3                 * FTEs
                           Year 4                 * FTEs
                           Year 5                 * FTEs
                           Years Beyond 5         * FTEs
                                             [*Confidential Treatment Requested]

         The sole remedy for failure to achieve, or use Sublessee's best efforts to achieve, these employment levels on the premises shall result in the Sublessee paying an additional [Confidential Treatment Requested] in land rent and equipment rent for the year involved, unless Sublessee can demonstrate that business factors beyond its control were the cause for not meeting the employment level. Should the Sublessee exceed those employment levels by [Confidential Treatment Requested] or more the sublessee shall pay [Confidential Treatment Requested] less in land rent and equipment rent for the years involved.

7.       AUTHORIZED  REPRESENTATIVES. CROET'S representative concerning  the
         ---------------------------
         provisions of this Sublease shall be Lawrence Young, Community Reuse Organization of East Tennessee, 107 Lea Way, P.O. Box 2110, Oak Ridge, Tennessee, 37830, Tel. No. (423) 482-1336. The Sublessee's representative shall be Christine Jacobs, Theragenics Corporation, 5325 Oakbrook Parkway, Norcross, Georgia, 30093, Tel. No. (770)-271-0233. Any changes in the designated representative or their respective addresses shall be given in writing to the other.

8.       NOTICE.  No  notice,  order,  direction,  determination,   requirement,
         ------
         consent, or approval under this Sublease shall be of any effect, within the restrictions of this Sublease, unless provided in writing to the authorized representative at the address set forth in paragraph 7 above by personal delivery (or reputable overnight courier service) or by certified mail, return receipt requested, postage prepaid. All notices shall be effective upon receipt at the proper address. Refusal to accept delivery shall be deemed receipt.

9.       OBLIGATIONS  OF THE  SUBLESSEE.  The Land  Lease and  Equipment  Lease
         ------------------------------
         retain for DOE certain rights and imposes various obligations on CROET. Sublessee's obligations under this Sublease shall be subject to the terms and conditions imposed on CROET under the Leases during the term of this Sublease, and for any period beyond the term, during which the rights of DOE and obligations of CROET are affected by the failure of the Sublessee to recognize, abide by, or fulfill obligations of Sublessee under this Sublease. Sublease assumes the obligations of CROET under the Land Lease but only with respect to the Premises (and not with respect to any other premises included in the Land Lease) and only as to such obligations arising during the term of this Sublease or as a result of the performance of the Sublessee. The Sublessee agrees to hold CROET harmless for any failure on its part, or those acting through it, to recognize, abide by, or fulfill the obligations assumed by Sublessee under this Sublease. The assumption by Sublessee of obligations under this Sublease is not intended to, nor does it constitute, an assignment by CROET to the Sublessee of the Leases or any portion thereof. CROET does hereby indemnify and hold Sublessee harmless as a result of CROET's failure to recognize, abide by or fulfill the obligations of CROET under the Leases, to the extent such obligations are not obligations in the Leases which the Sublessee has assumed under this Sublease.

         CROET acknowledges that Sublesse's sole obligations and liabilities with respect to loss, damage or destruction of the PSP are as set forth in Condition No. 10 of the Equipment Lease.

         In addition, and without regard to the obligations contained in the Leases to which the Sublessee is obligated, the Sublessee agrees to hold CROET harmless against any liabilities of CROET which may arise during the term of this Sublease arising out of Sublessee's negligence or wilful misconduct. Nothing in this Sublease shall in any manner be construed to relieve or release CROET from any liability for its own negligence or wilful misconduct.

10. INSURANCE. In addition to the requirements of the Leases, all insurance required of the Sublessee shall be for the protection of CROET, DOE, and the Sublessee against their respective risks and liabilities and shall be in such form, for such period of time, and with such insurers as CROET and DOE may reasonably require. Insurance of the types, and in the amounts, shall include at least the following:

               General Liability                              $*
               Automobile, if applicable to Sublessee         $*
               Workman's Compensation                        (statutory amount)
                                            [*Confidential Treatment Requested]

         A certificate of insurance or a certified copy of each policy of insurance shall be furnished to CROET and DOE's Realty Officer and DOE's Account Executive prior to use of the Premises or the PSP. The Sublessee agrees that not less than thirty (30) days prior to the expiration of any insurance required by this Sublease, it will furnish to CROET and DOE's Realty Officer and DOE's Account Executive a certificate of insurance or a certified copy of each renewal policy to cover the same risks. The Sublessee shall provide evidence of adequate insurance coverage for Bodily Injury and Property Damage. Each policy of insurance against loss or damage to DOE's property shall name the Sublessee, CROET, and DOE as the insured and shall contain a loss payable clause reading substantially as follows:

                  "Loss, if any, under this policy shall be adjusted with (name of Sublessee) and the proceeds, at the direction of DOE, shall be payable to (name of Sublessee), and proceeds not paid to (name of Sublessee) shall be payable to the Treasurer of the United States of America."

        Additionally, each policy of insurance shall contain an endorsement reading substantially as follows:

                  "The insurer waives any right of subrogation against the United States of America which might arise by reason of any payment made under this policy."

         The Sublessee is encouraged to carry business disruption insurance sufficient to cover losses due to interruption of business activities under this Sublease caused by events of every kind. CROET will not be liable for any such losses, whether or not the Sublessee carries such insurance, and the Sublessee agrees to waive any claims it might otherwise have against CROET for such losses; provided, however, this shall not in any manner relieve CROET from and liabilities or obligations arising out of CROET's negligence or wilful misconduct.

11.      DOE - CROET LAND LEASE  OBLIGATIONS.  CROET hereby covenants and agrees
         -----------------------------------
         to comply with all obligations of the tenant under the Land Lease and the Equipment Lease; provided, however, to the extent that Sublessee is obligated under this Sublease for any such obligations, CROET shall have no responsibility therefor. In the event CROET receives any notice of any default, event of default, or non-compliance with the terms and conditions of the Land Lease or the Equipment Lease, and in DOE's judgment CROET is not taking adequate steps to cure the default, CROET shall promptly advise Sublessee of such matters. CROET hereby grants to Sublessee the right (but not the obligation, unless otherwise set forth in this Sublease) to cure any default, event of default or non-compliance with the Land Lease or the Equipment Lease. Any amounts expended by Sublessee in a successful cure may be offset against any amounts due under this Sublessee, but only to the extent that Sublessee is not obligated under the terms of this Sublease for such performance under the Land Lease or the Equipment Lease.

12.      EMINENT  DOMAIN.  If all or any part of the Premises shall be
         ---------------
         appropriated or condemned by any public or quasi-public authority in the exercise of its right of condemnation or eminent domain, both CROET and Sublessee shall have the right to prosecute a claim for an award and to share in the proceeds of any and all awards based upon their respective interests as hereafter set forth. If all the Premises shall be appropriated or condemned, or so much thereof that Sublessee cannot reasonably continue the operation of its business thereon, this Sublease shall terminate as of the time when possession shall be required by such public or quasi-public authority. In the event that this Subleases shall not terminate after any part of the Premises is taken or condemned, there shall be a reduction in rental equal to the percentage to the ground area of the Premises which is taken or condemned. CROET shall be entitled to receive that portion of any and all awards necessary to compensate it for the present value of the rents which it would have received in the future and for the present value of its reversionary interest, and notwithstanding the termination of this Sublease, Sublessee shall be entitled to that portion of any and all awards necessary to compensate it for the value of its improvements to the Premises, the value of its leasehold estate and the damages which it may sustain as a result of termination of this Sublease prior to the end of the Sublease term, including any renewal terms.

13.      LANDLORD'S  ACCESS TO  PREMISES.  Notwithstanding anything to the
         -------------------------------
         contrary in this Sublease, entry to the Premises by CROET will only be permitted when accompanied by Sublessee's authorized escort, except as hereinafter provided. It is recognized by both CROET and Sublessee that Sublessee will be performing research on, and manufacturing, drugs for human consumption under regulations and licenses from various governmental agencies, including, without limitation, the Federal Drug Administration ("FDA"). Sublessee is responsible to such governmental agencies, including, without limitation, the FDA, for compliance with all applicable laws, rules, regulations and ordinances (including protection of materials in work areas from unauthorized alterations or access), whose object it is to protect the public from adulterated contaminated or otherwise uncontrolled and potentially harmful products. CROET acknowledges it is not competent to judge the impact of its entry of the Premises on the relationship between Sublessee and the applicable regulatory authorities and potential impact on public health and safety.

         CROET hereby agrees, except as hereinafter expressly provided, that CROET shall provide Sublessee with one (1) business day advance notice of any desire by CROET, or its authorized agents or representative to enter the Premises. All entries on the Premises must comply with applicable laws, rules, regulations and ordinances (collectively called the "Regulations"). Upon request, Sublessee will provide CROET with necessary information concerning the Regulations. Except as expressly hereinafter provided, all entries shall be with an escort from Sublessee or its representatives and shall be subject to all reasonable safety procedures and guidelines as may be prescribed by Sublessee.

         In the case of emergencies, CROET may enter the Premises unannounced and unescorted; provided, however, CROET agrees to cooperate with Sublessee in complying with all reporting requirements pursuant to applicable Regulations.

         It is further recognized by CROET and Sublessee that Sublessee is engaged in commerce utilizing proprietary and confidential information, processes and procedures. CROET agrees that any written materials located on or in the Premises obtained during any inspection or access to the Premises by CROET (or its agents or employees) shall be confidential except for written materials delivered to CROET, or its agents or employees, by Sublessee or its employees; provided, however, this shall not affect CROET's ability to obtain information to assess Sublessee's compliance with the terms and conditions of this Sublease with respect to Sublessee's use, operation and maintenance of the Premises, and further provided that CROET may divulge such information to its agents, employees, contractors, attorneys, prospective lenders and purchasers and to DOE.

14. OPTION TO SUBLEASE ADJOINING LAND AND RIGHT OF FIRST REFUSAL.

   (a) During the Option Period (as defined in paragraph 14(b)), CROET hereby grants unto Sublessee the non-exclusive right and option to sublease the remainder of Site 3 of Parcel ED-1 (containing approximately [Confidential Treatment Requested] acres) and identified as the "Adjoining Property" on Appendix "A" attached hereto (the "Adjoining Property"), on the same terms and conditions as contained in this Sublease (with the land rental being $ [Confidential Treatment Requested] per acre per year, as adjusted by the Consumer Price Index every five (5) years from the date of this Sublease) for the remaining term set forth in this Sublease. Sublessee shall give CROET no less than thirty
                  (30) days advance written notice of the exercise of this option. This option shall terminate simultaneously with the right of first refusal set forth below. If said first refusal right is triggered, the terms of the first refusal right shall control in lieu of the non-exclusive option terms hereinbefore set forth provided a sublease of the Adjoining Property is consummated to the third-party offeree or to Sublessee under the following paragraph.

                  In the event CROET receives a bona fide written offer from any third party to sublet the Adjoining Property (or any portion thereof or any tract of which the Adjoining Property is a part) during the Option Period, CROET has granted and does hereby grant the right, on a right of first refusal basis described hereinafter, to Sublessee, its successors and assigns, at the election of Sublessee or its successors or assigns, to sublet the Adjoining Property at the price and on the terms and conditions contained in the written offer except the term of any sublease shall not extend beyond the term of this Sublease and further except for the time within which to close the transaction. CROET shall give notice to Sublessee of the written offer, including delivery to Sublessee of a true and exact copy of the written offer, and allow Sublessee thirty (30) calendar days subsequent to the notice within which Sublessee may elect to sublet from CROET. In the event Sublessee so elects to sublet by giving notice of such election to CROET within the thirty (30) day period, CROET shall sublet the Adjoining Property to Sublessee at the price and on the same terms and conditions as are contained in the written offer, except that (i) Sublessee shall also reimburse CROET for its reasonable marketing expenses incurred in its effort to sublease the Premises to the third party offeree which triggered this right of first refusal, and (ii) the closing of the transaction shall be held within sixty (60) calendar days following the expiration of the aforesaid 30-day period. Should Sublessee by written notice to CROET elect not to exercise the right to sublet or should Sublessee fail to notify CROET of its election to sublet within the aforesaid 30-day period, then in either of such events CROET shall be free to consummate the sublease of the Adjoining Property to the third party submitting the written offer, provided that the sublease is closed and on the same material terms and conditions as are contained in the written offer, without any substantive modification thereto, except that the closing thereof may occur on or before the thirtieth (30th) day subsequent to the closing deadline set forth in the written offer. Should any such sublease not be consummated as aforesaid, CROET shall, in the event CROET subsequently receives any modified or new bona fide written offer from any third party to sublet the Adjoining Property, again follow the provisions of this paragraph 14 requiring notice to Sublessee and opportunity for Sublessee to sublet the Adjoining Property. No restriction on CROET's ability to sublease the Adjoining Property shall apply to any period subsequent to the Option Period. CROET shall not be obligated to offer to sublet the Adjoining Property, and CROET shall not be obligated to disclose to Sublessee any offer to sublet the Adjoining Property which CROET receives which CROET, in its discretion, does not intend to accept. The aforesaid right of first refusal in favor of Sublessee is a material part of the consideration for this Sublease and shall and does hereby vest in Sublessee, its successors and assigns, immediately. Sublessee may not exercise its right to sublet pursuant to this paragraph 14 if at the time of the attempted exercise Sublessee is in default (for which any applicable cure period has expired without cure) under the terms of this Sublease.

   (b) The non-exclusive option and right of first refusal set forth in paragraph 14(a) shall be in effect, at no additional cost or charge to Sublessee, from the date of this Sublease until January 1, 2002, as may be extended by mutual agreement of CROET and Sublessee for such consideration as mutually agreed by said parties. This three-year period, as may be extended as aforesaid, is herein called the "Option Period."

   (c) In the event the Sublessee exercises the option granted herein, or successfully invokes its right of first refusal granted herein, CROET may terminate the rights so granted or invoked and all rights with respect to the Adjoining Property shall revert to CROET and this Sublease shall be terminated solely as to the Adjoining Property unless (i) within ninety (90) days from the date of the exercise of the option or successful invoking of the right of first refusal the Sublessee agrees to engage an architectural and engineering firm to design a facility to be constructed on the Adjoining Property that is consistent with the permitted uses of the Adjoining Property, and (ii) the employment on the Premises and the Adjoining Property, in the aggregate, \shall be at least [Confidential Treatment Requested] of the employment figures described in paragraph 6 herein, and
                  (iii) the Sublessee uses reasonable efforts to complete the facility on the Adjoining Property on or before one year after the exercising of the option or successfully invoking its right of first refusal. This right of CROET to terminate the Sublessee's rights and interest in the Adjoining Property shall be given to the Sublessee by written notice thirty (30) days prior to termination, and the termination shall not take effect if the Sublessee promptly commences to develop the Adjoining Property within thirty (30) days of receiving this notice.

15.      LEASEHOLD  MORTGAGES/DEEDS  OF TRUST.  Sublessee  is hereby  given the
         ------------------------------------
         right by CROET in addition to any other rights herein granted, without CROET's prior written consent, to mortgage, or to grant deeds of trust in and to (collectively "mortgage"), Sublessee's interests in this Sublease, and assign this Sublease as security for a Mortgage (as hereinafter defined) upon the condition that all rights acquired under such Mortgage shall be subject to all of the terms, covenants and conditions of this Sublease, and to all rights and interests of CROET herein, none of which terms, covenants or conditions is or shall be waived by CROET by reason of the right given so to mortgage such interest in this Sublease, except as expressly provided herein. If Sublessee (including, but not limited to, any sublessee of Sublessee, but only with Sublessee's prior consent) shall mortgage this leasehold, or any part or parts thereof, and if the Mortgagee (as hereinafter defined) shall send to CROET a true copy thereof, together with a notice specifying the name and address of the Mortgagee and the pertinent recording date with respect to such Mortgage, CROET agrees that as long as any such Mortgage shall remain unsatisfied of record or until a notice of satisfaction is given by the Mortgagee to CROET, the following provisions shall apply:
        (i) There shall be no cancellation, surrender or modification of this Sublease by joint action of CROET and Sublessee without the prior consent of the Mortgagee;
        (ii) CROET shall, upon serving Sublessee with any notice of default, simultaneously serve a copy of such notice upon the Mortgagee. The Mortgagee shall thereupon have the same period, after service of such notice upon it, to remedy or cause to be remedied the defaults complained of, and CROET shall accept such performance by or at the instigation of such Mortgagee as if the same had been done by Sublessee. Mortgagee shall give notice to CROET in the event Mortgagee elects to undertake remedial action which involves Mortgagee taking possession and control of the Premises and/or the PSP to cure any default by Sublessee under this Sublease.
        (iii) CROET agrees that in the event of the termination of this Sublease by reason of any default by Sublessee other than for nonpayment of basic rent, CROET will, upon written request of Mortgagee, enter into a new sublease of the Premises with the Mortgagee or its nominee(s), for the remainder of the term, effective as of the date of such termination, at the same basic rent and upon the terms, covenants and conditions as herein contained and subject only to the same conditions of title as this Sublease is subject to on the date of the execution hereof, and to the rights, if any, of any parties then in possession of any part of the Premises, provided:

                  (A) The Mortgagee or its nominee shall give notice to CROET for such new sublease within thirty (30) days after the date of such termination and such notice shall be accompanied by payment to CROET of all sums then due to CROET and not paid by Sublessee pursuant to this Sublease;

                  (B) The Mortgagee or its nominee shall pay to CROET at the time of the execution and delivery of such new sublease, any expenses, including reasonable attorneys' fees, to which CROET shall have been subjected by reason of such default;

                  (C) The Mortgagee or its nominee shall perform and observe all covenants herein contained on Sublessee's part to be performed and shall further remedy any other conditions which Sublessee pursuant to the terminated Sublease was obligated to perform under the terms of this Sublease; and upon execution and delivery of such new sublease, any subleases which may have theretofore been assigned and transferred by Sublessee to CROET, as security under this Sublease, shall thereupon be deemed to be held by CROET as security for the performance of all of the obligations of Sublessee pursuant to the new lease;

                  (D) Such new sublease shall be expressly made subject to the rights, if any, of Sublessee pursuant to the terminated sublease;

                  (E) The Sublessee under such new sublease shall have the same right, title and interest in and to the buildings and improvements on the Premises as Sublessee had under the terminated sublease;
         (iv) The Mortgagee shall be given notice of any judicial or administrative proceedings by the parties hereto regarding a default of this Sublease, and shall have the right to intervene therein and be made party to such proceedings, and the parties hereto do hereby consent to such intervention. In the event that the Mortgagee shall not elect to intervene or become a party to such proceedings, the Mortgagee shall receive notice of, and a copy of any award or decision made in said proceedings; and


         (v) CROET shall, upon request, execute, acknowledge and deliver to each Mortgagee, an agreement prepared at the sole cost and expense of Sublessee, in form reasonably satisfactory to such Mortgagee, between CROET, Sublessee and Mortgagee, agreeing to all of the provisions of this section. The term "Mortgage," whenever used herein, shall include whatever security instruments are used in the locale of the Premises, such as, without limitation, deeds of trust, security deeds and conditional deeds, as well as financing statements, security agreements and other documentation required pursuant to the Uniform Commercial Code. The term "Mortgagee" shall mean the holder or beneficiary of any Mortgage. The provisions of this section shall survive any termination of this Sublease.

16. TERMINATION RIGHTS OF SUBLESSEE. The Sublessee shall have the right to terminate this Sublease in the event any of the following conditions occurs, in Sublessee's sole discretion:

         (i) The physical condition of Property not satisfactory to Sublessee, or the lenders which Sublessee selects to extend financing of the Facility or equipment to be used on the Premises ("Sublessee's Lender"). The physical condition of the Premises shall include, without limitation, the status of title and any industrial park covenants, restrictions, conditions and easements to be hereafter placed upon Parcel ED-1, geological, archeological, environmental, survey and other developmental matters, federally-designated wetlands areas, federally-designated flood plain areas. In the event Sublessee does not notify CROET of its intention to terminate this Sublease for failure of this condition to be satisfied on or before one (1) year from the date of this Sublease, this condition shall be deemed to be waived or satisfied by Sublessee.

        (ii) The Lease and the Sublease are not approved by Sublessee's Lender. In the event Sublessee does not notify CROET of its intention to terminate this Sublease for failure of this condition to be satisfied on or before one (1) year from the date of this Sublease, this condition shall be deemed to be waived or satisfied by Sublessee.

       (iii) Sublessee fails to obtain all the required governmental and regulatory authority, licenses, permits, approval and consents for the development, use and operation of the Facility, the PSP and any other equipment required for use in connection with Sublessee's business operations on the Premises.

        (iv) Sublessee fails to receive state and local governmental incentives and inducements satisfactory to Sublessee in connection with the development, use and operation of the Facility, including the PSP and any other equipment to be used on the Premises (including, without limitation, ad valorem tax relief/abatement from county and city governmental authorities). Sublessee agrees to use reasonable diligence in the filing and pursuit of all governmental incentives and inducements required or desired by Sublessee. In the event that Sublessee does not notify CROET of its intention to terminate this Sublease for failure of this condition to be satisfied on or before January 1, 2000, this condition shall be deemed to be waived or satisfied by Sublessee.

         (v) DOE or CROET fails to grant any consents or approval to Sublease to Sublessee, required to be obtained by Sublessee pursuant to the Land Lease or this Sublease, which is reasonably necessary for Sublessee's enjoyment, use and operation of the Facility, the PSP, and any other equipment to be utilized by Sublessee on the Premises.

         (vi) DOE fails to enter into a written agreement satisfactory to Sublessee and Sublessee's Lender on or before April 30, 1999, which provide that in the event there is a default under the Land Lease not resulting from Sublessee's default under this Sublease, in the event the Land Lease is terminated, the Sublease shall become a direct lease between DOE and Sublessee subject to all terms of this Sublease and the provisions of the Land Lease applicable to the Premises and DOE shall not disturb any rights, interests or privileges of Sublessee under the Sublease provided Sublessee is in compliance with the terms thereof.

         (vii) DOE terminates the Equipment Lease pursuant to Section 3 thereof in the event of a national emergency or in the interest of national defense, or if the PSP is taken by power of eminent domain.

        (viii) Sublessee determines, as a result of a detailed inventory of the PSP components after the date hereof, that critical components of the PSP are missing, damaged or inoperable to an extent that, in Sublessee's business judgment, it would be impractical to repair or replace them.

          (ix) The DOE does not release all existing components of the PSP for delivery to Sublessee within thirty (30) days after the Facility is ready to receive the same, provided that Sublessee shall have used reasonable efforts to agree with DOE on, and to implement, an appropriate security plan so that DOE can release the PSP for delivery.

           (x) DOE's M&O contractor fails to deliver the same to Sublessee's facility within thirty (30) days after the Facility is ready to receive the same; provided, that Sublessee shall not be in breach of the Work for Others Agreement between Sublessee and the M&O contractor ("the WFO Agreement"), and provided Sublessee shall have given the M&O contractor adequate advance notice (at least thirty [30] days) of the proposed delivery date.

          (xi) The PSP or critical components thereof fail operational testing and, in Sublessee's business judgment, it would be impractical to repair or replace them.

         (xii) Sublessee determines that production of enriched palladium isotopes using the PSP is not, or is no longer, economically feasible in light of then-current market conditions.

        (xiii) The DOE's High Flux Isotope Reactor is shut down permanently or indefinitely, or Sublessee is not permitted [Confidential Treatment Requested] as presently contemplated by the WFO Agreement, or if Sublessee is no longer given access to the HFIR for isotope irradiation as presently contemplated by the WFO Agreement.

         In the event Sublessee elects to terminate this Sublease for failure of any of the foregoing conditions to be satisfied, Sublessee shall notify CROET in writing of such election, in which event this Sublease shall terminate on the date designated by Sublessee, but in no event more than thirty (30) days from the date of such notice.

         Furthermore, Sublessee shall have the right to terminate by giving ninety (90) days' notice to CROET if CROET fails to substantially perform or comply with any of its obligations under the terms and conditions of this Sublease and continues and persists therein for ten
         (10) days after notice thereof in writing by Sublessee; provided, however, if such default is not reasonably capable of cure within such ten (10) day period, Sublessee shall not be entitled to terminate this Sublease if CROET promptly undertakes to cure such default and diligently pursues such cure.

         In addition, Sublessee shall have the right to terminate this Sublease only as it relates to the PSP and the Equipment Lease, with or without cause, on ninety (90) days' prior written notice to CROET.

         In the event of the termination of this Sublease (or the portion hereof relating to the PSP) as aforesaid, this Sublease (or such portion relating to the PSP) shall be of no further force and effect, and the parties hereto shall have no further rights, obligations and duties hereunder except that nothing provided herein shall relieve Sublessee of the restoration obligations set forth paragraph 3(d) of the Sublease.

17.      SUBLESSEE'S ENTRY ON PREMISES.  From and after the date of Sublease and
         ------------------------------
         prior to the commencement of the term of this Sublease as set forth in Paragraph 2(a), CROET grants to Sublessee and its authorized agents and representatives, the right to enter onto the Premises to conduct any surveys, tests, analyses, investigations, inspections and studies as Sublessee may elect to determine the feasibility of the development contemplated by Sublessee upon the Premises. Sublessee shall indemnify, and hold CROET harmless from any losses, costs, damages, expenses and actions arising out of said activities of Sublessee.

18.      CROET'S OBLIGATIONS FOR COMMON AREA FACILITIES;  EASEMENTS.  CROET
         ----------------------------------------------------------
         intends to develop the approximately 957.16 acres which it leases from DOE pursuant to Land Lease (the "Industrial Park Property") as an integrated industrial park. In connection therewith, CROET hereby covenants and agrees to construct and maintain, or cause to be constructed and maintained, all facilities commonly-used by the occupants of the Industrial Park Property (collectively, the "Common Area Facilities"), including, without limitation, all roads and streets (which are not publicly dedicated), all commonly used utility lines (which are not public lines or lines of other privately-owned utility companies) and detention/retention areas. CROET agrees to complete construction of all Common Area Facilities necessary for Sublessee's use of the Facility on or before one (1) year from the date of this Sublease. In the event CROET fails to construct or maintain the Common Area Facilities as aforesaid, thirty (30) days after notice from Sublessee (except for emergency repairs), Sublessee may (but shall not be obligated to) undertake such construction and/or maintenance. Any amounts expended by Sublessee shall be immediately due and payable to Sublessee and shall bear interest from the date advanced at the lesser of twelve percent (12%) per annum or the maximum amount permitted by law. Sublessee shall also have the right to offset rents due under this Sublease for any such amounts owed Sublessee

         CROET hereby grants unto Sublessee, during the term of this Sublease, the following non-exclusive easements:

         (i) an ingress-egress easement 60-feet in width for purposes of ingress and egress from State Route 95 (bordering the eastern side of the Industrial Park Property) over such private road as shall border the northern boundary of the Premises;

         (ii) an easement for utilities (including, without limitation, gas, water, electricity, sanitary, sewer and telephone) across the Industrial Park Property to the boundary of the Premises at such locations as may be mutually approved by CROET and Sublessee, such approval not to be unreasonably withheld; and

         (iii) an easement for drainage of surface storm water across the Industrial Park Property from the Premises at such locations as may be mutually approved by CROET and Sublessee, such approval not to be unreasonably withheld.

19.      PARAMETERS  OF LAND USE.  In  accordance  with  Condition  No. 7 of the
         ------------------------
         Land Lease, the Sublessee shall be subject to the following parameters addressed within the approved environmental documentation or subsequent documentation which expands those parameters:

         The Environmental Assessment (DOE/EA-113) ("EA") issued in April 1996 by the U.S. Department of Energy's Oak Ridge Operations Office for the lease of parcel ED-1 of the Oak Ridge Reservation by the East Tennessee Economic Council, now CROET, provides in subsection 2.1.3, Industrial Development, that industrial use of the parcel will conform to the City of Oak Ridge Zoning Ordinance (Chapter 7, Sect. 6-713 IND-2, Industrial District), except for certain uses not relevant to this Sublease. The ordinance referenced is included as Appendix C to the EA, and it provides in subsection 6-713(a)(l) that permitted principal uses of industrial districts include, among other things, "light and heavy manufacturing and processing plants, research and development facilities, and facilities such as processing of radioisotopes."

20.      PSP USAGE FOR NON-MEDICAL ISOTOPES. If the Sublessee desires to use the
         ----------------------------------
         PSP to produce isotopes which are not either [Confidential Treatment Requested] notify DOE in writing so that DOE can determine whether those isotopes are recognized by the EA covering the Premises and, if not so recognized, so that DOE can process an appropriate addendum to the EA, the cost of such addendum to the EA being borne by Sublessee.

21.      AMENDMENTS  TO LEASES.  CROET  covenants  and agrees  that it shall not
         ----------------------
         consent not to be  unreasonably  withheld (i) the Equipment  Lease,  or
         (ii) the Land Lease as it affects the Premises or the use, enjoyment and operation thereof.

22.      MISCELLANEOUS.
         -------------

        (a) CROET and Sublessee each warrant and represent to the other that such party has not engaged services of any real estate broker, agent or finder which would entitle any person or entity to any fee, commission, or other compensation in connection with this Sublease. CROET and Sublessee hereby agree to indemnify and hold the other harmless from and against any and all claims, fees, commissions, or other compensation of any real estate broker, agent, or finder claiming services to have been rendered for or on behalf of such party in connection with the execution of this Sublease.

         (b) At any time and from time to time upon the request of either of the parties hereto or any mortgage lender of Sublessee, CROET and Sublessee, as the case may be, shall deliver to the party requesting the same a certificate stating (i) whether or not this Sublease is in full force and effect,
                  (ii) whether or not any rights to renew the term of this Sublease have been exercised and the date on which this Sublease will terminate, (iii) whether or not this Sublease has been modified or amended in any way and attach any copy of such modification or amendment, (iv) whether or not there are any existing defaults under this Sublease to the knowledge of the party executing the certificate, and specifying the nature of such defaults, if any, (v) the status of rent payments, and (vi) any of the facts regarding the Sublease which any mortgage lender of Sublessee may reasonably request.

(c) This Sublease shall be governed by, and construed in accordance with, the laws of the State of Tennessee, except that if interpretation or application of provisions of the Leases are involved, the provisions of the Leases shall control.

(d) This Sublease shall be binding upon and shall inure to the benefit of CROET and Sublessee and their respective successors and assigns.

23. ENTIRE LEASE. This Sublease contains the entire understanding of CROET and the Sublessee with respect to its subject matter. This Sublease reflects all agreements and commitments made prior to the date hereof with respect to this Sublease by CROET and the Sublessee. There are no other oral or written understandings, terms, or conditions, and neither CROET nor the Lessee has relied upon any representation or statement, express or implied, which is not contained in this Sublease.

         IN WITNESS WHEREOF, the parties have caused this Sublease to be executed on their behalf by their duly authorized representatives as of the date first written above.

                                     CROET:
                                     COMMUNITY REUSE ORGANIZATION
                                     OF EAST TENNESSEE


                                      BY:/s/ Lawrence T. Young
                                         -----------------------------
                                         Print Name: Lawrence T. Young
                                         -----------------------------
                                         Title: President and CEO
                                         -----------------------------


                    [SIGNATURES CONTINUED ON FOLLOWING PAGE]

                    [SIGNATURES CONTINUED FROM PREVIOUS PAGE]


                                             SUBLESSEE:

                                             THERAGENICS CORPORATION
ATTEST:

/s/ Jaquelyn L. Burtle                  BY:   /s/ Bruce W. Smith
------------------------------               --------------------------
Print Name:Jacquelyn L. Burtle          Print Name: Bruce W.  Smith
Title: Corporate Librarian              Title: Executive V. P. and CFO

                                   APPENDIX A

                   DRAWING OF PREMISES AND ADJOINING PROPERTY
                   ------------------------------------------